Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of United Financial Bancorp, Inc., formerly known as Rockville Financial, Inc., of our report dated March 13, 2014, relating to the consolidated financial statements of United Financial Bancorp, Inc. and subsidiary (Legacy United), which report appears in the Current Report on Form 8-K of United Financial Bancorp, Inc. (formerly Rockville Financial, Inc.) filed on August 29, 2014 (File No. 001-35028). We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

August 29, 2014